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                                                           EXHIBIT 23(a)

                     INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Registration
Nos. 333-34561, 333-34587, 333-34589, 333-34591, 333-34593, 333-34683,
333-35689, 333-47911, 333-51081, 333-74463, 333-74465, 333-32112 and
333-39972 of Solutia Inc. on Form S-8 and Registration Statement
Nos. 333-75812, 333-89818, and 333-99705 of Solutia Inc. on Form S-3 of our
report dated March 15, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs referring to Solutia Inc.'s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, substantial doubt about Solutia Inc.'s ability to continue as a going concern and changes in accounting principles), appearing in this Annual Report on Form 10-K/A of Solutia Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
St. Louis, Missouri
March 15, 2004